Exhibit 10.1

                             C&D TECHNOLOGIES, INC.

                  MANAGEMENT INCENTIVE COMPENSATION PLAN POLICY
                          ---------------------------


Effective Date:  March 1, 2005

SCOPE
-----

The Chief Executive Officer (CEO) and all officers in positions with direct reporting responsibility to the CEO are eligible to participate in the subject Management Incentive Compensation Plan for Fiscal Year 2006 (the "Plan").


ADMINISTRATIVE AND GUIDELINES
-----------------------------

The Plan will be administered in accordance with the following Administrative
Guidelines:

TARGET BONUS LEVELS - Each Plan Participant will have an established Target Bonus Amount, which is expressed as a percentage of the Plan Participant's Annual Base Salary in effect on April 1st of the Plan Year* (the Company's fiscal year covered by the Plan). The actual Target Bonus Amount is 35% for those who report to the CEO and 55% for the CEO.

ANNUAL OBJECTIVES - Payments to Plan Participants are based on the attainment of specific annual Corporate Financial Objectives and Individual Personal Objectives.

ANNUAL CORPORATE FINANCIAL AND INDIVIDUAL OBJECTIVES - The Board of Directors approves overall Corporate Financial Objectives for each fiscal year. Typically, the Annual Corporate Financial Objectives are measured on a diluted earnings per share basis and dollar volume of corporate operating cash flow. The Company must achieve at least 75% for each of the Annual Corporate Financial Objectives in order for Plan Participants to be credited toward the attainment of their personal objectives. Further, Plan Participants must achieve at least 61% of each of their numerical personal objectives to receive credit for the attainment of such objective. At the beginning of the fiscal year, each Plan Participant's total set of annual objectives (Corporate and Individual Objectives) and weightings are set. Each individual objective must be weighted no less than 10%.

SPECIAL BONUS PAYMENTS - In addition to the bonus payments that are based on the achievement of Individual and Corporate Financial Objectives, in rare instances, Plan Participants may also receive Special Bonus payments (i) in recognition of extraordinary events or circumstances (whether positive or negative) that could not have been reasonably anticipated when the performance objectives were established; or (ii) where exceptional individual contribution outside of the established objectives is recognized.

MAXIMUM ANNUAL BONUS AWARDS - With the exception of Special Bonus Awards, the maximum annual bonus payable to Plan Participants will be no greater than 200% of Plan Participants' Target Bonus Amounts.

Management Incentive Bonus Plan Policy
Page 2
March 1, 2005



APPROVAL AUTHORITY - Bonus payment calculations and recommendations for Special Bonuses for Plan Participants may be reviewed and approved only by the Compensation Committee of the Board of Directors, acting in its sole discretion.

PLAN INTERPRETATION - Final authority for resolving issues of fact, administrative procedures or Plan interpretation rests solely with the Compensation Committee of the Company's Board of Directors.

PLAN MODIFICATIONS - The Compensation Committee of the Board of Directors reserves the right, in its sole discretion to modify, suspend or terminate the Plan at any time.

* If a Plan Participant receives a delayed annual increase or a promotional increase during the fiscal year, the final year-end Target Bonus Amount will be based on a prorated blended average annualized salary.